As filed with the Securities and Exchange Commission on November 21, 2007

Registration No. 333-       .

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Elixir Gaming Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	91-169010
(State of incorporation)	(I.R.S. Employer Identification No.)

1120 Town Center Drive, Suite 260

Las Vegas, Nevada 89144

(702) 733-7195

(Address and telephone number of registrant’s principal executive offices)

David Reberger,
Chief Financial Officer

1120 Town Center Drive, Suite 260

Las Vegas, Nevada 89144

(702) 733-7195

(Name, address and telephone number of agent for service)

Copies to:

Daniel K. Donahue, Esq.

Chris Y. Chen, Esq.

Greenberg Traurig, LLP

3161 Michelson Drive, Suite 1000

Irvine, California 92612

(949) 732-6500

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common stock, $.001 par value	3,250,000 shares	$3.75	$12,187,500	$374.16

(1)          In addition, pursuant to Rule 416 under the Securities Act of 1933, this registration statement includes an indeterminate number of additional shares as may be issuable as a result of stock splits or stock dividends which occur during this continuous offering.

(2)          Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933 based upon the average of the high and low prices of the registrant’s common stock on November 20, 2007 on the American Stock Exchange.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed without notice. The selling stockholders may not sell these securities until the registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is neither an offer to sell nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 21, 2007

PROSPECTUS

ELIXIR GAMING TECHNOLOGIES, INC.

3,250,000 Shares of Common Stock

This prospectus relates to shares of common stock of Elixir Gaming Technologies, Inc. that may be offered for sale for the account of the selling stockholder identified in this prospectus. The selling stockholder may offer and sell from time to time up to 3,250,000 shares of our common stock, which amount includes 1,625,000 shares of our common stock that will be issued to the selling stockholder only if and when it exercise warrants held by it.

The selling stockholder may offer and sell, from time to time, all or any portion of its shares of common stock in private, negotiated transactions, or in one or more transactions on the American Stock Exchange. The selling stockholder will determine the prices at which the shares are sold. Although we will incur expenses in connection with this registration, we will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholder. We will receive gross proceeds of up to $4,306,250 from the exercise of the warrants, if and when they are exercised.

Our common stock is listed on the American Stock Exchange and traded under the symbol “EGT.”  On November 20, 2007, the closing price for our common stock on the American Stock Exchange was $3.65 per share.

This investment involves substantial risk. See “Risk Factors” beginning on page 5 for a discussion of certain material factors that you should consider in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2007

TABLE OF CONTENTS

SUMMARY

RECENT DEVELOPMENTS

RISK FACTORS

USE OF PROCEEDS

SELLING STOCKHOLDER

PLAN OF DISTRIBUTION

LEGAL MATTERS

EXPERTS

WHERE YOU CAN FIND MORE INFORMATION

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

ABOUT THIS PROSPECTUS

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about our company that is not contained in this prospectus or in one of our public reports filed with the Securities and Exchange Commission (“SEC”) and incorporated into this prospectus. Information contained in this prospectus or in our public reports may become stale. You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus, “Elixir Gaming Technologies,” the “company,” “we,” “us,” and “our” refer to Elixir Gaming Technologies, Inc., a Nevada corporation, and its subsidiaries.

i

ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which reflect our current view (as of the date such forward-looking statement is made) with respect to future events, prospects, projections or financial performance. Words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “could,” “seek,” “intends,” “plans,” “potential,” “continue,” “estimates,” “anticipates,” “predicts,” and similar expressions or variations or negatives of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this prospectus. Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements. Although forward-looking statements in this prospectus reflect the current good faith judgment of our management, such statements are based on facts and factors currently known by us. Consequently, forward-looking statements involve inherent risks and uncertainties and actual results and outcomes may differ materially and adversely from the results and outcomes discussed in or anticipated by the forward-looking statements. A number of important factors could cause our actual results to differ materially and adversely from those in the forward-looking statements. We urge you to consider the risks and uncertainties discussed elsewhere in this prospectus under the caption “Risk Factors” and in the other documents we file with the SEC in evaluating our forward-looking statements. We have no plans, and undertake no obligation, to revise or update our forward-looking statements to reflect any event or circumstance that may arise after the date of this prospectus. We caution readers not to place undue reliance upon any forward-looking statements.

ii

SUMMARY

The Company

We develop, manufacture, and distribute products and services to the gaming industry that automate the current manual processes supporting the casino table games business. In addition, we place slot machines in certain Asian gaming jurisdictions such as the Philippine, Vietnam and Cambodia on a revenue participation basis. Our gaming product line is intended to improve security, productivity, and profitability of casino operations.

Our offices are located at 1120 Town Center Drive, Suite 260, Las Vegas, Nevada 89144, and our telephone number is (702) 733-7195. Our website address is www.elixirgaming.com. Information contained in, or accessible through, our website does not constitute part of this prospectus.

The Offering

This offering relates to the offer and sale of our common stock by the selling stockholder identified in this prospectus, including 1,625,000 shares of our common stock that will be issued to the selling stockholder only if and when it exercise warrants held by it. The selling stockholder will determine when it will sell its shares, and in all cases will sell its shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholder. We will receive gross proceeds of up to $4,306,250 from the exercise of the warrants, if and when they are exercised.

RECENT DEVELOPMENTS

Elixir Group Participation Agreement

On June 12, 2007, we entered into a Securities Purchase and Product Participation Agreement (the “Participation Agreement”) with Elixir Group Limited, a Hong Kong company (“Elixir Group”). Pursuant to the Participation Agreement, we agreed to issue to Elixir Group our common shares and warrants, subject to Elixir Group’s sourcing and identification of gaming operators located in the general Asia region on our behalf. The transactions under the Participation Agreement closed on September 10, 2007.

According to the terms of the Participation Agreement, Elixir Group has the right to “earn-in” an equity interest in our company based on the achievement of various performance milestones in terms of (a) the cumulative number of the electronic gaming machines that are contracted to be placed and leased pursuant to lease agreements entered into between us and the gaming operators sourced and identified by Elixir Group (the “gaming machines under contract”) and (b) the cumulative number of electronic gaming machines physically placed by us and in operation in the gaming premises of gaming operators pursuant to the lease agreements, which pursuant to the terms of the Participation Agreement includes gaming machines under lease agreements and in a public gaming area subject to temporary closure for compliance or safety reasons (the “gaming machines in operation”). The vesting of the warrants are also based on the achievement of the milestones. On September 10, 2007, we conducted an initial closing of the transactions under the Participation Agreement in which we issued to Elixir Group 25,000,000 shares of our common stock and warrants to purchase an additional 88,000,000 shares of our common stock. On September 13, 2007, we issued an additional 15,000,000 shares of our common stock to Elixir Group pursuant to the Participation Agreement based on Elixir Group’s placement of additional electronic gaming machines.

Elixir Group is entitled to earn a total of 55,000,000 common shares (inclusive of the 40,000,000 shares we have issued thus far) and the warrants vest and become exercisable subject to achieving the following milestones with respect to the cumulative number of gaming machines under contract and in operation as follows:

	Cumulative Gaming Machines Under Contract	Cumulative Gaming Machines in Operation	Shares Earned by Elixir Group	Vesting of Warrants Earned by Elixir Group
	1,000	1,000	25,000,000	0
	2,000	1,000	15,000,000	22,000,000
	3,000	2,000	10,000,000	22,000,000
	4,000	3,000	5,000,000	22,000,000
	5,000	4,000	0	22,000,000
Total	5,000	4,000	55,000,000	88,000,000

As of November 20, 2007, Elixir Group has earned and received an aggregate of 40,000,000 shares of our common stock and 22,000,000 shares underlying the warrants have vested pursuant to the terms of the Participation Agreement.

Changes in Management

Pursuant to the Participation Agreement, at the closing the authorized number of members of our board of directors was eight and Elixir Group was entitled to appoint to our board no less than three as of the closing. At least one Elixir Group nominee is entitled to serve on each committee of our board, provided, in the case of the audit committee, such Elixir Group nominee satisfies the applicable independence requirements. At a special meeting of our stockholders immediately prior to the closing, our stockholders voted to approve the election to our board of directors the following nominees of Elixir Group: Gordon Yuen, Joe Pisano, and Lorna Patajo-Kapunan. Ms. Kapunan was also appointed to the compensation and nominating committees of our board of directors, and will serve as chairperson of our nominating committee.

On September 10, 2007, James Crabbe and Mark R. Newburg resigned from our board of directors. On the same date, our board of directors appointed Gordon Yuen to serve as chairman of the board, president and chief executive officer of our company, David Reberger to serve as our treasurer, chief financial officer and secretary, and Joe Pisano to serve as our executive senior vice president. Prior to those appointments, Mark R. Newburg served as our president, treasurer and chief executive officer and Arnaldo Galassi served as our chief financial officer and secretary. Effective as of October 19, 2007, our board of directors elected Clarence (Yuk Man) Chung to the board. Mr. Chung was appointed to our board of directors as a nominee of Elixir Group pursuant to the Participation Agreement. On November 14, 2007, our board of directors elected Mr. John Crawford to the board.

Mr. Yuen has served as chief executive officer of Elixir Group since 2002. Mr. Yuen has extensive experience in key management positions in IT companies and financial institutions, including Hong Kong Shanghai Bank (HSBC), American Express International, Inc., and American Express Bank.

Mr. Reberger has served as a consultant to Elixir Group since August, 2007. Between April 2001 and August 2007, Mr. Reberger served as a mergers and acquisitions adviser in the Sydney, Australia office of CIBC World Markets.

Mr. Pisano has served as general manager of gaming operations for Elixir Group since August 2006. From March 2002 to July 2006, Mr. Pisano served as business development manager-Asia Pacific for IGT (Australia) Pty Ltd., a wholly-owned subsidiary of International Game Technology (NYSE:IGT), a designer, developer and manufacturer of microprocessor based gaming products.

Lorna Patajo-Kapunan has served as a senior partner of Kapunan Lotilla Flores Garcia & Castillo Law Offices, a law firm located in Manila, Philippines, since October 2006. From October 2001 to September 2006, Ms. Patajo-Kapunan served as a partner of Roco Kapunan Migallos & Luna Law Offices, also a Manila based law firm.

Mr. Chung has served as the executive director of Melco International Development Ltd, which is the parent company of Elixir Group, since May 2006 and the chief operating officer since July 2006. Mr. Chung joined Melco in December 2003 and assumed the role of the chief financial officer. Prior to joining Melco, he was the chief financial officer and director with the Megavillage Group, an Internet-based trading company, from 2000 to 2003, and an investment banker at Lazard Asia managing an Asian buy-out fund from 1998 to 2000. Mr. Chung is an accountant by profession and a fellow member of the Hong Kong Institute of Certified Public Accountants and the Association of Chartered Certified Accountants, and a member of the Society of Management Accountants of Canada.

Mr. Crawford is the principal of Crawford Consultants Limited, a consulting firm founded by Mr. Crawford in 1997, prior to which he was a partner of Ernst & Young for over 25 years.

Mr. Crawford founded Ernst & Young’s Hong Kong office in 1973 and is a former Vice Chairman of the firm. Mr. Crawford is a fellow member of the Hong Kong Institute of Certified Public Accountants, a member and honorary President of the Macau Society of Certified Practicing Accountants and a member of the Canadian Institute of Chartered Accountants.

Private Placement

On October 19, 2007, we entered into a securities purchase agreement and a registration rights agreement with the selling shareholders named in this prospectus for the private placement of 15,000,000 shares of our common stock at a price of $3.50 per share, for aggregate gross proceeds of $52.5 million. The purchase and sale of the common shares closed on October 25, 2007. The securities purchase agreement includes customary representations, warranties, and covenants by the investors and us, and an indemnity from us. Pursuant to the terms of the registration rights agreement, we agreed to cause a resale registration statement covering the shares to be filed within 30 days after closing. The registration rights agreement also provides that we must pay penalties in the amount on a progressive rate of up to 3% of the relevant subscription amount if we fail to timely complete and maintain the registration of the resale by the investors.

Exchange Agreement

On October 21, 2007, we entered into a securities amendment and exchange agreement (“Exchange Agreement”) with Elixir Group. The agreement provides that certain outstanding vested and unvested warrants issued to Elixir Group pursuant to the “earn-in” provisions of the Participation Agreement will be cancelled in exchange for our issuance of our common stock, at an exchange ratio of one newly issued common share for every 2.5 outstanding warrants. Under the Exchange Agreement, Elixir Group will exchange 12,000,000 of its outstanding vested warrants for 4,800,000 shares of our common stock, and up to 66,000,000 of Elixir Group’s outstanding unvested warrants will be exchangeable for up to 26,400,000 shares of our common stock upon the vesting of such warrants. The exchange of warrants for shares under the Exchange Agreement is subject to the approval of our shareholders and the transaction is expected to close, subject to shareholder approval, in December 2007. In addition, the agreement also extended the time we have to register certain of Elixir Group’s securities for resale pursuant to our obligations to Elixir Group under registration rights agreements dated January 18 and September 10, 2007, respectively, for one year after our registration statement to be filed in connection with the private placement described above becomes effective.

Restatements

On August 11, 2007, our audit committee concluded, after consultation with our independent registered public accounting firm, that certain accounting errors required us to restate previously reported financial statements as of and for the years ended December 31, 2006 and 2005, and as of and for the three month periods ended March 31, 2007 and June 30, 2007. All of these restatements represent non-cash, non-operating charges. On November 13, 2007, we filed with the SEC an Amendment No. 1 to our Annual Report on Form 10-KSB for the year ended December 31, 2006 and Amendments No. 1 to our quarterly reports for the three month periods ended March 31 and June 30, 2007. All statements concerning our financial condition and results of operations for the aforementioned periods set forth or incorporated by reference in this prospectus reflect the restated amounts.

RISK FACTORS

You should carefully consider all of the material risks of our business, including those described below, in addition to the other information contained in this prospectus before investing in any of our common stock offered hereby. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those contained in the forward-looking statements. Factors that may cause such differences include, but are not limited to, those discussed below as well as those discussed elsewhere in this prospectus.

We will require additional funding in the future to continue to operate our business. As of September 30, 2007, we had a working capital deficiency of $18.2 million. On October 25, 2007, we sold 15,000,000 shares of our common stock at a price of $3.50 per share, for aggregate gross proceeds of $52.5 million pursuant to a securities purchase agreement and a registration rights agreement with certain accredited investors. After commissions and offering costs, the net proceeds to us were approximately $49.8 million. We applied approximately $4.6 million of the net proceeds towards the payment of trade payables owed to Elixir Group for that party’s sale of electronic gaming machines to us. We also applied $11.0 million of net proceeds towards the payment of notes payable. The balance of the net proceeds will be used for the purchase of additional electronic gaming machines and working capital.

After giving effect to our receipt of the $49.8 million in net proceeds and the payment of $15.6 million in trade payable and notes payable, our pro forma working capital as of September 30, 2007 was approximately $16.0 million. Management believes that we will need at least $75.0 million of capital over the next 12 months, in addition to the $52.5 million of capital we received in the October 2007 private placement, in order to fund our present commitments and projected agreements for the placement of electronic gaming machines pursuant to the Participation Agreement if all performance criteria are met. We will consider raising additional funds through various financing sources, including the sale of our equity and debt securities, the procurement of commercial debt financing with a bias toward debt financing over equity raisings. However, there can be no guarantees that such funds will be available on commercially reasonable terms, if at all. Alternative sources to enhance the our working capital include the negotiation of longer gaming machine payment terms or the exercise of warrants currently outstanding. If such financing is not available on satisfactory terms, we may be unable to expand or continue our business as desired and operating results may be adversely affected. Any debt financing will increase expenses and must be repaid regardless of operating results and may involve restrictions limiting our operating flexibility. If we issue equity securities to raise additional funds, the following results may occur:

• the percentage ownership of our existing stockholders will be reduced;

• our stockholders may experience additional dilution in net book value per share; and

• the new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock.

We have a history of significant operating losses and anticipate continued operating losses for at least the near term. For the nine months ended September 30, 2007 and the years ended December 31, 2006 and 2005, we have incurred net losses of $213,653,064, $14,605,762 and $23,401,529, respectively, and our operations have used $7,264,503, $7,709,812 and $10,085,798 of cash, respectively. As of September 30, 2007, December 31, 2006 and December 31, 2005, we had accumulated deficits of $314,754,842, $92,957,833 and $78,352,071, respectively. We expect to continue to experience negative cash flows from operations until such time as we are able to substantially increase revenues and control expenses at levels that will allow us to operate on a cash flow positive basis. While management will endeavor to generate positive cash flows from our placement of electronic gaming machines in the general Asia region pursuant to the Participation Agreement, there can be no assurance that we will be successful in generating positive cash flows from operations. The transactions under the Participation

Agreement represent a material change in our business model, and that business model has not been proven by us. There can be no assurance we will be able to become profitable. Revenues may not grow in the future, and we may not generate sufficient revenues for profitability. If we become profitable, we may not be able to sustain profitable operations.

Our shareholders will undergo significant equity dilution pursuant to the transactions completed by the Participation Agreement. According to the terms of the Participation Agreement, Elixir Group had the right to “earn-in” an equity interest in our company based on the achievement of various performance milestones in terms of the cumulative number of the electronic gaming machines that are contracted to be placed and actually placed by us with gaming operators sourced and identified by Elixir Group. At the initial close, we issued to Elixir Group 25,000,000 common shares and warrants, with an exercise price of $2.65 per share, to purchase up to 88,000,000 additional shares of our common stock. The warrants vest and first become exercisable based on the achievement of certain milestones with respect to the number of gaming machines under contract and in operation. Elixir Group is entitled to earn a total of 55,000,000 shares of our common stock (inclusive of the 25,000,000 shares issued at the initial closing and the 15,000,000 shares issued on September 13, 2007) and the warrants will vest and become exercisable subject to achieving the following milestones with respect to the cumulative number of gaming machines under contract and in operation. Our issuance of equity to Elixir Group pursuant to the Participation Agreement will result in significant equity dilution to our shareholders.

The accounting treatment of the transactions under the Participation Agreement will negatively impact our reportable net profits (losses) over the life of the gaming machine lease agreements that relate to the equity earned by Elixir Group. Our issuance of common shares and warrants to Elixir Group under the Participation Agreement will be accounted for under EITF No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, which addresses the accounting for, among other things, the issuance of equity in exchange for services rendered. As electronic gaming machines are placed with gaming operators in satisfaction of the milestones set forth in the Participation Agreement, and Elixir Group earns equity thereby, we will debit deferred costs and credit accrued unit placement cost liabilities, in the dollar amounts of shares earned using the values of the shares earned based on market prices as of the dates of placement. As revenue is earned, the deferred costs will be amortized over the life of the lease agreement relating to the applicable electronic gaming machines. Assuming a share price of $3.00 for our common stock throughout the period and Elixir Group earns all 55,000,000 common shares under the Participation Agreement, we would realize a cumulative total of approximately $165,000,000 in non-cash charges to our income statement over the life of the gaming machine lease agreements that relate to the common shares earned by Elixir Group. Although this amount is a non-cash charge and would not negatively impact cash flows from operations or EBITDA, the charges are likely to materially negatively impact our reportable net profits (losses) from operations.

The transactions under the Participation Agreement with Elixir Group represent a material change in our business model, and that business model has not been proven by us. On September 10, 2007, we closed on the transactions pursuant to the Participation Agreement with Elixir Group. Our decision to pursue the transactions under the Participation Agreement, and specifically our decision to issue the significant equity to Elixir Group based upon the resulting placement of electronic gaming machines, was based in large part on certain pro forma financial projections and underlying forecasts and assumptions concerning future events and circumstances, including, but not limited to, Elixir Group’s ability to source and identify gaming operators in the general Asia market with which we might place electronic gaming machines and the commercial success of those machines, which our management believed to be significant to our future operations under the Participation Agreement. Some assumptions will invariably not materialize and some unanticipated events and circumstances occurring subsequently may affect other assumptions. Therefore, the actual results achieved may vary from the pro forma projections considered by our management, and the variations may be material. No assurance can be given that our future results of operations under the Participation Agreement will meet with consumer acceptance or market success.

We are increasing our operations in Asia and could be subject to risks of doing business in the region. We intend to increase our business operations in Asia, and particularly in China and the South Pacific. As a result, our exposure to the business risks presented by the economies and regulatory environments of Asia will increase. For example, the validity, enforceability and scope of protection of intellectual property is uncertain and evolving in China, and our intellectual property rights may not be protected under the laws of China to the same extent as under laws of the United States. If our intellectual property is misappropriated, we may experience unfair competition and declining sales or be forced to incur increased costs of enforcing our intellectual property rights, both of which would adversely affect our net sales, gross margins and results of operations.

Elixir Group holds a controlling interest in our common stock, giving Elixir Group the power to control our management and all stockholder actions. As a result of the transactions consummated under the Participation Agreement, our company has undergone a change in control in which Elixir Group now holds a controlling interest in our company. As of the date of this prospectus, Elixir Group owns 41 million shares of our common stock, representing 43.9% of our issued and outstanding common shares, and has the right to earn another 15 million common shares under the Participation Agreement. Accordingly, Elixir Group effectively controls our management and all matters requiring approval by our stockholders, including the ability to elect our entire board of directors and the approval of mergers and other significant corporate transactions. This concentration of ownership will make it difficult for other stockholders to effect substantial changes in our company, and also will have the effect of delaying, preventing or expediting, as the case may be, a further change in control of our company.

The interests of Elixir Group may conflict with the interests of our other stockholders. Elixir Group, as our controlling stockholder, effectively controls all matters submitted for stockholder approval and has control over our management and affairs. We cannot assure you that the interests of Elixir Group will coincide with the interests of our other stockholders. Although our board of directors has created a conflicts committee, made up exclusively of directors independent of Elixir Group, with veto rights over certain transactions between us and Elixir Group, in circumstances involving a conflict of interest between Elixir Group, on the one hand, and our company or the other stockholders, on the other, we can give no assurance that Elixir Group would not exercise its power to control us in a manner that would benefit Elixir Group to the detriment of our other stockholders.

Our growth into markets outside the United States exposes us to risks inherent in international business operations. We market and sell our electronic gaming machines both domestically and outside the United States. We intend to focus our sales efforts in Asia, but our international expansion efforts may not be successful. Our international operations expose us to risks and challenges that we would otherwise not face if we conducted our business only in the United States, such as:

•                  heightened price sensitivity from customers in emerging markets;

•                  our ability to establish local manufacturing, support and service functions, and to form channel relationships with resellers in non-U.S. markets;

•                  localization of our electronic gaming machines and components, including translation into foreign languages and the associated expenses;

•                  compliance with multiple, conflicting and changing governmental laws and regulations;

•                  foreign currency fluctuations;

•                  laws favoring local competitors;

•                  weaker legal protections of intellectual property rights and mechanisms for enforcing those rights;

•                  market disruptions created by public health crises in regions outside the U.S., such as Avian flu, SARS and other diseases;

•                  difficulties in staffing and managing foreign operations, including challenges presented by relationships with workers’ councils and labor unions; and

•                  changing regional economic and political conditions.

We may be unable to adequately protect our intellectual property rights. Our success depends upon maintaining the confidentiality and proprietary nature of our intellectual property rights. Our ability to compete may be damaged, and our revenues may be reduced if we are unable to protect our intellectual property rights adequately. To protect these rights, we rely principally on a combination of:

•                  contractual arrangements providing for non-disclosure and prohibitions on use;

•                  patents and pending patent applications;

•                  trade secret, copyright and trademark laws; and

•                  certain built-in technical product features.

Patent, trade secret, copyright and trademark laws provide limited protection. The protections provided by laws governing intellectual property rights do not prevent our competitors from developing, independently, products similar or superior to our products and technologies. In addition, effective protection of copyrights, trade secrets, trademarks, and other proprietary rights may be unavailable or limited in certain foreign countries. We may be unaware of certain non-publicly available patent applications, which, if issued as patents, could relate to our services and products as currently designed or as we may modify them in the future. Legal or regulatory proceedings to enforce our patents, trademarks or copyrights could be costly, time consuming, and could divert the attention of management and technical personnel.

It is possible that our future products will be the subject of future patent litigation if the products are sold and installed in the United States and, if commenced, could subject us to continuing litigation costs and risks. To the extent that we introduce new products that incorporate the same or similar technology, it is likely that a competitor will bring one or more claims against us seeking damages, injunctive or other equitable relief, or both. We cannot predict the outcome of any present or future litigation that may occur.

If our future products incorporate technology that infringes the proprietary rights of third parties and we do not secure licenses from them, we could be liable for substantial damages that would cause a material reduction in revenues and impair our prospects for achieving growth and profitability.

In furtherance of the development of our services or products, we may need to acquire licenses for intellectual property to avoid infringement of third party rights or claims of infringement. These licenses may not be available on commercially reasonable terms, if at all. Claims for infringement, if made, could damage our business prospects, our results of operations and financial condition, whether or not the claims have merit, by:

•                  consuming substantial time and financial resources required to defend against them;

•                  diverting the attention of management from growing our business and managing operations;

•                  resulting in costly litigation; and

•                  disrupting product sales and shipments.

If any third party prevails in an action against us for infringement of its proprietary rights, we could be required to pay damages and either enter into costly licensing arrangements or redesign our products so as to exclude the infringing technology. As a result, we would incur substantial costs and delays in product development, sales and shipments, our revenues may decline substantially and we may not be able to achieve the growth required for us to achieve profitability.

We rely on distributors in international markets, and our limited sales experience in foreign countries could cause us to lose sales. All sales of our products outside the U.S. are achieved through distributor relationships, including our arrangement with Elixir Group. We believe the distributors that we have engaged are experienced and reputable; however, if we are unable to manage these relationships, our ability to generate revenue and profits in the non-U.S. market may be adversely affected. To the extent that we engage in direct sales outside the U.S., we have limited sales experience and history in foreign markets.

Our board of directors may issue blank check preferred stock, which may affect the voting rights of our holders and could deter or delay an attempt to obtain control of us. Our board of directors is authorized, without stockholder approval, to issue preferred stock in series and to fix and state the voting rights and powers, designation, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to our common stock with respect to dividends rights, liquidation preferences, or both, and may have full or limited voting rights. Accordingly, issuance of shares of preferred stock could adversely affect the voting power of holders of our common stock and could have the effect of deterring or delaying an attempt to obtain control of us.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the shares by the selling stockholder. We will receive gross proceeds of up to $4,306,250 from the exercise of the warrants to purchase 1,625,000 shares of common stock if and when the warrants held by the selling stockholder are exercised. We intend to use the net proceeds, if any, from the exercise of the warrants for our general working capital needs. There can be no assurance that the warrants will be exercised. Although we have agreed to bear the expenses of the registration of the shares of common stock registered pursuant to this registration statement, we will not be responsible for any commissions and discounts of agents or broker-dealers and transfer taxes, if any, incurred by the selling stockholder.

SELLING STOCKHOLDER

In March 2007, we conducted the private placement sale of 1,625,000 units of our securities to GLG North American Opportunity Fund at the offering price of $2.65 per unit. Each unit consisted of one share of our common stock and one warrant to purchase an additional share of our common stock at an exercise price of $2.65 per share. The warrants have a term of five years from the date of issuance.

This prospectus relates to the offer and sale, from time to time, of up to 3,250,000 shares of our common stock held by GLG North American Opportunity Fund, which amount includes 1,625,000 common shares issuable upon the exercise of warrants held by the selling stockholder. The selling stockholder may exercise its warrants at any time during the term of the warrants in its sole discretion.

The following table sets forth certain information known to us as of November 19, 2007, and as adjusted to reflect the sale of the shares offered hereby, with respect to the beneficial ownership of our common stock by GLG North American Opportunity Fund. The share amounts in the table below consist of the shares of our common stock and the common shares underlying the warrants sold by us to GLG North American Opportunity Fund in the March 2007 private placement described above.

The selling stockholder may sell all or some of the shares of common stock it is offering, and may sell shares of our common stock otherwise than pursuant to this prospectus. The table below assumes that the selling stockholder exercises all of its warrants and sells all of the shares issued upon exercise thereof, and that the selling stockholder sells all of the shares offered by it in offerings pursuant to this prospectus, and does not acquire any additional shares. Under the terms of the warrants, the selling stockholder may not exercise its warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the table below does not reflect this limitation. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

	Shares Beneficially Owned Before the Offering			Shares	Shares Beneficially Owned After the Offering
Name of Beneficial Owner	Number	%		Offered	Number	%
GLG North American Opportunity Fund (1)	3,250,000	3.4	(2)%	3,250,000	-0-	—

(1)           The address of the selling stockholder is c/o GLG Partners LP, 1 Curzon Street, London W1J 5HB, United Kingdom. GLG Partners LP (“GLG Partners”), which serves as the investment manager to the selling stockholder, may be deemed to be the beneficial owner of all shares owned by the selling stockholder. Each of Noam Gottesman, Emmanuel Roman, and Pierre Lagrange, who are Managing Directors of the general partner of GLG Partners, may be deemed to be the beneficial owner of all shares owned by the selling stockholder and have the power to vote or to dispose of these shares. Each of GLG Partners, the general partner, and Messrs. Gottesman, Roman, and Lagrange hereby disclaims any beneficial ownership of any such shares, except for their pecuniary interest therein. The selling stockholder has not held any position or office or had any material relationship with our company or any of our subsidiaries within the past three years. The selling stockholder is not a broker-dealer or an affiliate of a broker-dealer.

(2)           Based on 93,389,211 shares of our common stock outstanding as of November 19, 2007.

PLAN OF DISTRIBUTION

The selling stockholder may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable laws.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholder may also engage in puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act. In connection with sales of the shares of common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may, in turn, engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge shares of common stock to broker-dealers that, in turn, may sell such shares.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provisions of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholder and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incidental to the registration of the shares of common stock. We have agreed to indemnify the selling stockholder against certain claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the selling stockholder. If we are notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholder uses this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradeable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the issuance of the common stock offered by this prospectus has been passed upon for us by Greenberg Traurig, LLP, Irvine, California.

EXPERTS

Our consolidated financial statements for the fiscal years ended December 31, 2006 and 2005, as restated, incorporated in this prospectus by reference to Amendment No. 1 to our Annual Report on Form 10-KSB filed with the SEC on November 13, 2007, have been audited by Piercy Bowler Taylor & Kern, Las Vegas, Nevada, an independent registered public accounting firm. These financial statements are incorporated herein by reference in reliance upon the reports of Piercy Bowler Taylor & Kern pertaining to such financial statements and upon their authority as experts in accounting and auditing.

The consolidated financial statements of Dolphin Advanced Technologies Pty Ltd. (“Dolphin”) for the year ended June 30, 2006 incorporated in this prospectus by reference to our Form 8-K/A filed on November 21, 2007 have been audited by BDO Kendalls Audit & Assurance (VIC) Pty Ltd, Melbourne, Australia, an independent registered public accounting firm. BDO Kendalls Audit & Assurance (VIC) Pty Ltd. has also audited the financial statements of Dolphin for the six months ended December 31, 2006 and their audit report on such financial statements is incorporated by reference to Amendment No. 1 to our Annual Report on Form 10-KSB filed with the SEC on November 13, 2007. These financial statements and audit reports are incorporated herein by reference in reliance on BDO Kendalls Audit & Assurance (VIC) Pty Ltd’s report, given upon their authority as experts in accounting and auditing.

The financial statements of Dolphin Advanced Technologies Pty Ltd and subsidiary as of and for the year ended June 30, 2005 incorporated in this prospectus by reference from the Company’s Form 8-K/A filed on November 21, 2007 have been audited by DTT Victoria, Victoria, Australia, an independent registered public accounting firm, as stated in their  report, which is incorporated herein by reference, and have so been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the SEC. Our reports, proxy statements and other information filed pursuant to the Securities Exchange Act of 1934 may be inspected and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. Copies of the registration statement and the exhibits are on file with the SEC and may be obtained from the SEC’s website or upon payment of the fee prescribed by the SEC, or may be examined, without charge, at the offices of the SEC set forth above. For further information, reference is made to the registration statement and its exhibits.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” the information and reports we file with it. This means that we can disclose important information to you by referring to another document. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC automatically updates and supersedes this information. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than the portions thereof deemed to be furnished to the SEC pursuant to Item 9 or Item 12) until we terminate the offering of these shares:

•                    Our Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2006, which was filed on November 13, 2007;

•                    Our Quarterly Report on Form 10-QSB/A for the quarter ended March 31, 2007, which was filed on November 13, 2007;

•                    Our Quarterly Report on Form 10-QSB/A for the quarter ended June 30, 2007, which was filed on November 13, 2007;

•                    Our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007, which was filed on November 14, 2007;

•                    Our Current Report on Form 8-K/A filed on November 21, 2007;

•                    Our Current Reports on Form 8-K, which were filed on January 23, 2007; March 30, 2007; May 9, 2007; May 21, 2007; June 13, 2007; June 15, 2007; June 19, 2007; August 15, 2007; September 12, 2007; September 14, 2007; October 25, 2007; and November 20, 2007;

•                    The description of our common stock in our Form 8-A12B, which was filed on April 28, 2004, and any amendments or reports filed for the purpose of updating this description; and

•                    All documents we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and before the selling stockholder sells all of the securities offered by this prospectus.

To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus, the statement in this prospectus shall supersede such incorporated statement. The incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this prospectus or the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to our various filings made with the SEC.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Request should be made to us at Elixir Gaming Technologies, Inc., 1120 Town Center Drive, Suite 260, Las Vegas, Nevada 89144, Attention:  Investor Relations, or by telephone at (702) 733-7195.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be borne by us, are set forth in the following itemized table:

SEC Registration Fee	$374
Legal Fees and Expenses	20,000
Accounting Fees and Expenses	10,000
Miscellaneous Fees and Expenses	5,000
Total	$35,374

All amounts are estimated except the SEC registration fee.

Item 15. Indemnification of Officers and Directors

Nevada Revised Statutes

Pursuant to the provisions of Section 78.7502 of the Nevada Revised Statutes (the “NRS”), every Nevada corporation has authority to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause or belief his conduct was unlawful.

Pursuant to the provisions of Section 78.7502, every Nevada corporation also has the authority to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made, however, for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent any person referred to in the two immediately preceding paragraphs is successful on the merits or otherwise in defense of any action, suit or proceeding, the NRS provides that such person must be indemnified by the corporation against expenses including attorneys’ fees actually and reasonably incurred by him in connection with the defense.

Articles of Incorporation

Our articles of incorporation provide that to the fullest extent permitted by the Nevada General Corporation Law as the same exists or may hereafter be amended, a director of our corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Bylaws

Our bylaws provide that we may indemnify our directors, officers, employees and other agents to the fullest extent permitted under the Nevada General Corporation Law. We have obtained liability insurance for our officers and directors.

Agreement

We have entered into separate indemnification agreements with each of our directors and officers. These agreements require us, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of our corporation), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Securities and Exchange Commission Position on Certain Indemnifications

Our articles of incorporation obligate us to indemnify our directors and officers to the fullest extent permitted under Nevada law. Chapter 78 of the Nevada Revised Statutes, or NRS, provides for indemnification by a corporation of costs incurred by directors, employees, and agents in connection with an action, suit, or proceeding brought by reason of their position as a director, employee, or agent. The person being indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers or persons controlling us pursuant to the provisions contained in our amended and restated articles of incorporation, our amended and restated bylaws, Nevada law or otherwise, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit, or proceeding, is asserted by such director, officer or controlling person, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

Item 16. Exhibits

The exhibits to this registration statement are listed below in the Exhibit Index.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)                              Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)                                Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(5)           That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned Registrant;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv)                              Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)           That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on November 21, 2007.

ELIXIR GAMING TECHNOLOGIES, INC.

By:	/s/ David Reberger
David Reberger
Its:	Chief Financial Officer

POWER OF ATTORNEY

Each director whose signature appears below constitutes and appoints David Reberger, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting onto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on November 21, 2007.

SIGNATURE	TITLE

/s/ Gordon Yuen	President, Chief Executive Officer, and Chairman of the Board
Gordon Yuen	(Principal Executive Officer)

/s/ David Reberger	Treasurer, Chief Financial Officer, and Secretary
David Reberger	(Principal Financial and Accounting Officer)

/s/ Martha Vlcek	Vice President of Finance
Martha Vlcek	(Principal Accounting Officer)

/s/ Joe Pisano	Director
Joe Pisano

/s/ Vincent L. DiVito	Director
Vincent L. DiVito

/s/ Paul A. Harvey	Director
Paul A. Harvey

/s/ Robert L. Miodunski	Director
Robert L. Miodunski

Director
Lorna Patajo-Kapunan

Director
Clarence Chung

/s/ John Crawford	Director
John Crawford

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion and Consent of Greenberg Traurig, LLP

23.1	Consent of Piercy Bowler Taylor & Kern

23.2	Consent of BDO Kendalls Audit & Assurance (VIC) Pty Ltd

23.3	Consent of DTT Victoria

23.4	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to this registration statement)